Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 30, 2012

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2012 Highlights:

•	Net earnings of $1.6 million, or $0.44 per share

•	EPS increases $0.06 per share, or 16%, compared to Q3 2011

•	Net interest margin increases 25 basis points compared to Q3 2011

•	Average loans up $25.6 million, or 7% compared to Q3 2011

•	Mortgage lending income up 83% over Q3 2011

•	Credit quality continued to compare favorably to industry peers; nonperforming assets to total assets of 2.46%

•	Maintained strong balance sheet with a tangible common equity ratio to total assets of 8.50%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.6 million, or $0.44 per share, for the third quarter of 2012, compared to $1.4 million, or $0.38 per share, for the third quarter of 2011. Net earnings for the first nine months of 2012 were $5.1 million, or $1.40 per share, compared to $4.4 million, or $1.20 per share, for the first nine months of 2011.

Excluding the effects of non-operating items such as securities gains (losses), gain on sale of affordable housing investments, net expenses related to other real estate owned (“OREO”), and prepayment penalties on long-term debt, third quarter 2012 and 2011 operating net earnings were both $1.6 million, or $0.43 per share. Operating net earnings for the first nine months of 2012 were $5.1 million, or $1.41 per share, compared to $4.8 million, or $1.31 per share, for the first nine months of 2011.

“Despite an increase in the provision for loan losses, the Company’s third quarter results reflect strong revenue and net earnings growth. Total revenues grew by 18% due to improvement in our net interest margin and increased mortgage lending income,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.7 million for the third quarter of 2012, an increase of 8% compared to the third quarter of 2011. The increase primarily reflected improvement in the Company’s net interest margin as average total interest-earning assets decreased 1% in the third quarter of 2012 compared to the third quarter of 2011. Average loans were $401.2 million in the third quarter of 2012, an increase of $25.6 million, or 7%, from third quarter of 2011. Average deposits were $624.8 million in the third quarter of 2012, an increase of $13.9 million, or 2%, from the third quarter of 2011.

Nonperforming assets were $18.6 million, or 2.46% of total assets at September 30, 2012, compared to $13.4 million, or 1.75% of total assets at June 30, 2012. The increase in nonperforming assets was primarily due to one commercial real estate loan placed on nonaccrual during the third quarter of 2012. Although the loan was placed on nonaccrual during the third quarter of 2012, this loan had been adversely classified since the second quarter of 2011. At September 30, 2012, this loan was approximately 20.4% of total classified loans and was the Company’s largest adversely classified loan. The borrower for this loan is currently negotiating the sale of the underlying collateral to a third party, which may speed the resolution of this credit.

The provision for loan losses was $1.6 million in the third quarter of 2012, compared to $0.6 million in the third quarter of 2011. The increase in the provision for loan losses was primarily due to an increase in net charge-offs in the commercial real estate loan portfolio. Although historical loss rates have increased for commercial real estate loans, the Company’s historical loss rates for all other portfolio segments were flat to declining.

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Reports Third Quarter Net Earnings /page 2

Total noninterest income was approximately $2.0 million in the third quarter of 2012, compared to $1.3 million in the third quarter of 2011. The increase in total noninterest income was primarily due to a $0.5 million increase in mortgage lending income, reflecting increased origination volume and a $0.2 million decrease in affordable housing investment losses due to the Company selling three affordable housing investments in January 2012.

Total noninterest expense was approximately $3.8 million in the third quarter of 2012 compared to $4.3 million in third quarter of 2011. The decrease in total noninterest expense was primarily due to a $0.4 million decrease in net expenses related to OREO. This decrease primarily related to a decline in holding losses and write-downs on the valuations of certain OREO properties.

The Company paid cash dividends of $0.205 per share in the third quarter of 2012. At September 30, 2012, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $753 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The

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Reports Third Quarter Net Earnings /page 3

Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011

Results of Operations
Net interest income (a)	$5,675	$5,274	$16,818	$16,020
Less: tax-equivalent adjustment	416	429	1,246	1,304

Net interest income (GAAP)	5,259	4,845	15,572	14,716
Noninterest income	2,017	1,327	8,695	3,716

Total revenue	7,276	6,172	24,267	18,432
Provision for loan losses	1,550	600	2,750	1,800
Noninterest expense	3,770	4,268	15,360	12,170
Income tax expense (benefit)	347	(63)	1,054	89

Net earnings	$1,609	$1,367	$5,103	$4,373

Per share data:
Basic and diluted net earnings:
GAAP	$0.44	$0.38	$1.40	$1.20
Operating (b)	0.43	0.43	1.41	1.31
Cash dividends declared	$0.205	$0.20	$0.615	$0.60
Weighted average shares outstanding:
Basic and diluted	3,642,876	3,642,738	3,642,807	3,642,735
Shares outstanding, at period end	3,642,903	3,642,738	3,642,903	3,642,738
Book value	$19.27	$17.69	$19.27	$17.69
Common stock price:
High	$23.20	$19.70	$26.65	$20.37
Low	21.00	19.10	18.23	19.10
Period-end:	22.25	19.65	22.25	19.65
To earnings ratio	12.94	x	13.55	x	12.94	x	13.55	x
To book value	115%	111%	115%	111%
Performance ratios:
Return on average equity:
GAAP	9.22%	8.81%	10.04%	9.82%
Operating (b)	9.01%	10.00%	10.07%	10.73%
Return on average assets:
GAAP	0.86%	0.72%	0.90%	0.75%
Operating (b)	0.84%	0.81%	0.90%	0.82%
Dividend payout ratio	46.59%	52.63%	43.93%	50.00%
Other financial data:
Net interest margin (a)	3.23%	2.98%	3.21%	3.02%
Effective income tax rate	17.74%	NM	17.12%	1.99%
Efficiency ratio (c)	48.59%	58.91%	52.96%	57.18%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$13,635	$10,506	$13,635	$10,506
Other real estate owned	4,925	7,770	4,925	7,770

Total nonperforming assets	$18,560	$18,276	$18,560	$18,276

Net charge-offs	$2,008	$2,006	$3,624	$3,136

Allowance for loan losses as a % of:
Loans	1.52%	1.69%	1.52%	1.69%
Nonperforming loans	44%	60%	44%	60%
Nonperforming assets as a % of:
Loans and other real estate owned	4.61%	4.78%	4.61%	4.78%
Total assets	2.46%	2.39%	2.46%	2.39%
Nonperforming loans as a % of total loans	3.43%	2.80%	3.43%	2.80%
Net charge-offs (annualized) as a % of average loans	2.00%	2.14%	1.24%	1.12%
Selected average balances:
Securities	$265,670	$292,027	$285,122	$305,826
Loans, net of unearned income	401,166	375,614	389,833	374,387
Total assets	748,055	763,771	755,075	772,534
Total deposits	624,813	610,961	631,195	619,827
Long-term debt	47,217	85,319	49,752	87,433
Total stockholders’ equity	69,826	62,041	67,754	59,384
Selected period end balances:
Securities	$254,819	$283,070	$254,819	$283,070
Loans, net of unearned income	397,738	374,788	397,738	374,788
Allowance for loan losses	6,045	6,340	6,045	6,340
Total assets	753,467	764,637	753,467	764,637
Total deposits	629,824	609,070	629,824	609,070
Long-term debt	47,217	85,317	47,217	85,317
Total stockholders’ equity	70,206	64,422	70,206	64,422

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

NM - not meaningful

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011

Net earnings, as reported (GAAP)	$1,609	$1,367	$5,103	$4,373
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(112)	(135)	(383)	(355)
Gain on sale of affordable housing investments	—	—	(2,059)	—
Other real estate owned expense, net	75	319	115	760
Prepayment penalty on long-term debt	—	—	2,344	—

Operating net earnings	$1,572	$1,551	$5,120	$4,778

Basic and diluted earnings per share, as reported (GAAP)	$0.44	$0.38	$1.40	$1.20
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(0.03)	(0.04)	(0.10)	(0.10)
Gain on sale of affordable housing investments	—	—	(0.56)	—
Other real estate owned expense, net	0.02	0.09	0.03	0.21
Prepayment penalty on long-term debt	—	—	0.64	—

Operating net earnings per share	$0.43	$0.43	$1.41	$1.31

Net interest income, as reported (GAAP)	$5,259	$4,845	$15,572	$14,716
Tax-equivalent adjustment	416	429	1,246	1,304

Net interest income (tax-equivalent)	$5,675	$5,274	$16,818	$16,020

Noninterest income, as reported (GAAP)	$2,017	$1,327	$8,695	$3,716
Non-operating items:
Securities gains, net	(178)	(215)	(608)	(563)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Operating noninterest income	$1,839	$1,112	$4,819	$3,153

Total Revenue, as reported (GAAP)	$7,276	$6,172	$24,267	$18,432
Tax-equivalent adjustment	416	429	1,246	1,304
Non-operating items:
Securities gains, net	(178)	(215)	(608)	(563)
Gain on sale of affordable housing investments	—	—	(3,268)	—

Total Operating Revenue (tax-equivalent)	$7,514	$6,386	$21,637	$19,173

Noninterest expense, as reported (GAAP)	$3,770	$4,268	$15,360	$12,170
Non-operating items:
Other real estate owned expense, net	(119)	(506)	(182)	(1,207)
Prepayment penalty on long-term debt	—	—	(3,720)	—

Operating noninterest expense	$3,651	$3,762	$11,458	$10,963

Total stockholders’ equity (GAAP)	$70,206	$64,422	$70,206	$64,422
Unrealized gains on available for sale securities, net of tax	(6,145)	(3,665)	(6,145)	(3,665)

Tangible Common Equity	$64,061	$60,757	$64,061	$60,757